EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Sponsors and Trustees of Defined Asset Funds Equity Investor Fund,
Select Ten Portfolio International Series, United Kingdom Portfolio 1998B, Hong Kong Portfolio 1998C and Japan Portfolio 1998B:

We consent to the use in this Registration Statement Nos. 333-49449 and 333-49443 of our report dated May 29, 1998, relating to the Statements of Condition of Defined Asset Funds Equity Investor Fund, Select Ten Portfolio International Series, United Kingdom Portfolio 1998B, Hong Kong Portfolio 1998C and Japan Portfolio 1998B and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, N.Y.
May 29, 1998